Exhibit 99.1

VSB Bancorp, Inc.
Fourth Quarter 2009 and Full Year 2009 Results of Operations

Contact Name:
Ralph M. Branca
President & CEO
(718) 979-1100

Staten Island, N. Y. —January 13, 2010. VSB Bancorp, Inc. (NASDAQ GM: VSBN) reported net income of $515,460 for the fourth quarter of 2009, a 14.2% decrease from the fourth quarter of 2008. The following unaudited figures were released today. Pre-tax income was $884,953 in the fourth quarter of 2009, compared to $972,481 for the fourth quarter of 2008, a decrease of $87,528, or 9.0%. Net income for the quarter was $515,460, or basic income of $0.29 per common share, compared to a net income of $600,820, or $0.32 basic income per common share, for the quarter ended December 31, 2008.

The $85,360 decrease in net income was due to an increase in non-interest expense of $151,309 and a decrease in non-interest income of $13,293. These expense increases were partially offset by an increase in net interest income of $27,074 and a decrease in provision for loan loss of $50,000.

The $27,074 increase in net interest income for the fourth quarter of 2009 occurred primarily because our cost of funds decreased by $171,123 while our interest income decreased by $144,049. The most significant component of the decrease in interest expense was a $157,451 decrease in interest on time deposits. The decline in interest income resulted from a $209,199 decrease in income from investment securities, due to a 61 basis point decrease in yield, coupled with a $3.1 million decrease in average balance between the periods. The decrease in interest income from investment securities was partially offset by a $66,064 increase in interest income from loans. Interest income from other interest earning assets (principally overnight investments) was relatively stable as an 11 basis point reduction in yield was offset by a $15.9 million increase in average balance

The increase in interest income on loans was due to a $10.1 million increase in the average balance of loans, partially offset by a 25 basis point decrease in yield from the fourth quarter of 2008 to the fourth quarter of 2009. Reductions in the prime rate during 2008 caused our prime based loans to reach their interest rate floors. These floors helped to stabilize interest income from the loan portfolio and were a significant contributor to moderating the decline in interest income. In contrast, the average yield on our investment securities portfolio declined 61 basis points, as new securities were purchased at market rates significantly below the rates on securities repaid or matured. Non-interest income decreased by $13,293 to $593,521 in the fourth quarter of 2009 compared to the same quarter in 2008.

Comparing the fourth quarter of 2009 with the same quarter in 2008, non-interest expense increased by $151,309, totaling $2.0 million for the fourth quarter of 2009. One of the principal increases was an increase in FDIC and NYSBD assessments due to an increase in FDIC regular assessment rates effective April 1, 2009. The FDIC increased its insurance premium rates to banks in 2009 due to losses to the FDIC insurance fund as a result of bank failures during 2008 and 2009, coupled with additional losses that the FDIC projected for the future due to anticipated additional bank failures. The other categories of non-interest expenses increased for various business reasons including increased salary and benefits due to additional staff and higher related benefit costs, and higher reported legal expenses because in the fourth quarter of 2008 we recovered legal fees previously expensed in collecting non-accrual loans.

Total assets increased to $237.0 million at December 31, 2009, an increase of $24.3 million, or 11.4%, from December 31, 2008. The significant components of this increase were a $12.5 million increase in loans, net and an $18.5 million increase in cash and other liquid assets, partially offset by a $6.4 million decline in investment securities. Other assets increased by $748,549 primarily due to the required prospective three-year prepayment of our FDIC assessments. Total deposits, including escrow deposits, increased to $211.0 million, an increase of $22.9 million, or 12.2%. The mix of our deposits also changed as we had increases of $14.9 million in NOW accounts, $11.8 million in demand and checking accounts and $5.3 million increase in money market deposits. The increase in total deposits was partially offset by a decrease in time deposits of $11.7 million from year end 2008. The Bancorp’s Tier 1 capital ratio was 9.67% at December 31, 2009.

Average interest-earning assets and average loans increased by $22.9 million and $10.1 million, respectively, from the fourth quarter of 2008 to the fourth quarter of 2009. Average demand deposits, an interest free source of funds for us to invest, increased by $6.9 million from the fourth quarter of 2008, representing approximately 34% of average total deposits for the fourth quarter of 2009. Average interest-bearing deposits increased by $14.5 million, resulting in an overall $21.4 million increase in average total deposits from the fourth quarter of 2008 to the fourth quarter of 2009. Our interest rate margin decreased by 25 basis points from 4.34% to 4.09% when comparing the fourth quarter of 2009 to the same quarter in 2008, while our interest rate spread increased slightly by 2 basis points from 3.73% to 3.75%. The interest rate margin decreased because the proceeds from payments on investment securities were reinvested at lower rates and overnight investment yields declined, both because of the dramatic decline in market interest rates. The spread improved while the margin declined because the margin includes the effect of earnings on assets funded by non-interest-bearing demand deposits, and such earnings were less in 2009 than 2008 due to lower market interest rates.

Pre-tax income decreased to $3,312,040 for the year ended of 2009, compared to $3,447,997 for 2008, a decrease of $135,957, or 3.9%. Net income for the year ended December 31, 2009 was $1,822,277, or basic net income of $1.02 per common share, compared to net income of $1,931,744, or basic net income of $1.04 per common share, for the year ended December 31, 2008. The $109,467 decline in net income for the year ended December 31, 2009 was due principally to an increase in non-interest expense of $490,202 and an increase in the provision for loan loss of $275,000 caused by weakness in the economy. The increase in non-interest expense was due primarily to a $195,000 increase in FDIC and NYSBD assessments, a $160,251 increase in salaries and benefits due to additional staff and higher related benefit costs, and a $51,600 increase in professional fees due to higher costs.

These expense increases were partially offset by a $611,303 increase in net interest income as interest income decreased by $367,106 while interest expense decreased by $978,409. The average yield on earning assets declined by 64 basis points while the average cost of funds declined by 89 basis points. The decline in the cost of funds was driven principally by a 92 basis point drop in the cost of time deposits and a $214,685 reduction in interest on subordinated debt, which was our highest cost funding source and which we repaid in August 2008. The decline in market rates had a lesser effect on interest income than on our cost of funds, due principally to the floors on our prime-based loans. The average yield on our loans declined 28 basis points from 2008 to 2009, which compares favorably to a 148 basis point decline in the yield on other interest earning assets (principally overnight investments) as the target federal funds rate declined 400 basis points during 2008 and then remained steady in 2009. Average interest earning assets also increased by $18.5 million from 2008 to 2009, resulting in additional increases in interest income. We also had a $17,942 increase in non-interest income and a decrease in income tax expense of $26,490 from 2008 to 2009.

Raffaele (Ralph) M. Branca, VSB Bancorp, Inc.’s President and CEO, stated, “2009 was a year marked by significant economic stress both on a local and national level and increased costs due to higher charge-offs and increased FDIC insurance assessments. Despite these stresses that have negatively affected the Company, we have been able to grow our assets by $24 million and our loan portfolio by almost $13 million and we were able to generate $1.8 million in net income.” Joseph J. LiBassi, VSB Bancorp, Inc.’s Chairman, stated “Our ability to generate earnings and capital in this harsh environment allowed us to continue to pay our dividends and enabled us to repurchase 141,520 shares of our common stock. We had a ROA of 0.87% and a ROE of 8.18% for the fourth quarter of 2009, which compares favorably to our peers. Even with the capital management strategies that we have employed, we continue to increase our book value per share, which now stands at $13.89, an increase of $1.56 per share from 2008. We have held steadfast to our philosophy of delivering the highest quality personal service to the professionals and business owners on Staten Island.”

VSB Bancorp, Inc. is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, which commenced operations on November 17, 1997. The Bank’s initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp’s total equity has increased to $24.5 million primarily through the retention of earnings. The Bank operates five full service locations in Staten Island: the main office in Great Kills, and branches on Forest Avenue (West Brighton), Hyatt Street (St. George), Hylan Boulevard (Dongan Hills) and on Bay Street (Rosebank).

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to adverse changes in local, regional or national economic conditions, fluctuations in market interest rates, changes in laws or government regulations, weaknesses of other financial institutions, changes in customer preferences, and changes in competition within our market area. When used in this release or in any other written or oral statements by the Company or its directors, officers or employees, words or phrases such as “will result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions, and other terms used to describe future events, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date of the statement. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under the PSLRA’s safe harbor provisions.

VSB Bancorp, Inc.
Consolidated Statements of Financial Condition
December 31, 2009
(unaudited)

	December 31, 2009	December 31, 2008

Assets:

Cash and cash equivalents	$39,716,919	$21,240,223
Investment securities, available for sale	113,912,404	120,288,588
Loans receivable	78,834,156	66,246,652
Allowance for loan loss	(1,063,454)	(987,876)

Loans receivable, net	77,770,702	65,258,776
Bank premises and equipment, net	3,204,063	3,695,822
Accrued interest receivable	722,228	723,473
Deferred taxes	—	525,839
Other assets	1,673,556	925,007

Total assets	$236,999,872	$212,657,728

Liabilities and stockholders’ equity:

Liabilities:
Deposits:
Demand and checking	$70,372,448	$58,598,579
NOW	32,501,930	17,636,154
Money market	28,124,315	22,829,789
Savings	15,001,936	12,412,561
Time	64,669,128	76,323,494

Total Deposits	210,669,757	187,800,577
Escrow deposits	316,329	308,872
Accounts payable and accrued expenses	1,529,837	1,344,512

Total liabilities	212,515,923	189,453,961

Stockholders’ equity:
Common stock, ($.0001 par value, 3,000,000 shares authorized, 1,945,134 issued, 1,762,191 outstanding at December 31, 2009 and 1,923,884 issued, 1,882,461 outstanding December 31, 2008)	195	192
Additional paid in capital	9,317,719	9,200,010
Retained earnings	16,112,741	14,714,143
Treasury stock, at cost (182,943 shares at December 31, 2009 and 41,423 shares at December 31, 2008)	(1,840,249)	(395,891)
Unearned ESOP shares	(732,672)	(901,750)
Accumulated other comprehensive gain, net of taxes of $1,371,416 and $488,735, respectively	1,626,215	587,063

Total stockholders’ equity	24,483,949	23,203,767

Total liabilities and stockholders’ equity	$236,999,872	$212,657,728

VSB Bancorp, Inc.
Consolidated Statements of Operations
December 31, 2009
(unaudited)

	Three months ended	Three months ended	Twelve months ended	Twelve months ended
	Dec. 31, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008

Interest and dividend income:
Loans receivable	$1,450,944	$1,384,880	$5,465,368	$5,078,576
Investment securities	1,200,271	1,409,470	5,149,770	5,699,228
Other interest earning assets	11,417	12,331	33,050	237,490

Total interest income	2,662,632	2,806,681	10,648,188	11,015,294

Interest expense:
NOW	41,947	30,521	142,405	127,066
Money market	60,367	78,019	246,866	310,714
Savings	11,638	19,084	50,145	76,011
Subordinated debt	—	—	—	214,685
Time	192,402	349,853	925,793	1,615,142

Total interest expense	306,354	477,477	1,365,209	2,343,618

Net interest income	2,356,278	2,329,204	9,282,979	8,671,676
Provision for loan loss	110,000	160,000	560,000	285,000

Net interest income after provision for loan loss	2,246,278	2,169,204	8,722,979	8,386,676
Non-interest income:
Loan fees	24,196	10,973	94,079	66,259
Service charges on deposits	525,424	550,566	2,137,676	2,120,769
Net rental income	12,061	13,774	50,110	37,662
Other income	31,840	31,501	136,992	176,225

Total non-interest income	593,521	606,814	2,418,857	2,400,915

Non-interest expenses:
Salaries and benefits	930,943	869,583	3,675,149	3,514,898
Occupancy expenses	357,012	377,009	1,482,300	1,469,898
Legal expense	43,512	1,393	225,172	189,118
Professional fees	77,600	70,100	308,100	256,500
Computer expense	71,410	68,938	279,152	245,014
Director fees	50,950	48,300	218,225	217,450
FDIC and NYSBD assessments	113,000	59,500	392,000	197,000
Other expenses	310,419	308,714	1,249,698	1,249,716

Total non-interest expenses	1,954,846	1,803,537	7,829,796	7,339,594

Income before income taxes	884,953	972,481	3,312,040	3,447,997

Provision (benefit) for income taxes:
Current	89,386	358,708	1,373,021	1,870,198
Deferred	280,107	12,953	116,742	(353,945)

Total provision for income taxes	369,493	371,661	1,489,763	1,516,253

Net income	$515,460	$600,820	$1,822,277	$1,931,744

Basic income per common share	$0.29	$0.32	$1.02	$1.04

Diluted net income per share	$0.29	$0.32	$1.01	$1.03

Book value per common share	$13.89	$12.33	$13.89	$12.33